EXHIBIT 5.1

GRAY CARY WARE & FREIDENRICH LLP

2000 University Avenue

East Palo Alto, CA 94303-2248

January 23, 2004

RAE Systems Inc.

1339 Moffett Park Drive

Sunnyvale, California 94089

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about January 23, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 1,320,000 shares of your Common Stock, $0.001 par value per share (the “Shares”). We understand that the Shares are to be sold to the underwriters of the offering for resale to the public as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares to be sold by you.

It is our opinion that upon completion of the proceedings to be taken prior to the issuance of the Shares including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP